CONFORMED COPY

Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of March 5, 2015, by and among (i) FRONTIER COMMUNICATIONS CORPORATION (the “Borrower”), (ii) CoBank, ACB (the “Administrative Agent”), as Administrative Agent (the “Administrative Agent”), and (iii) the Lenders and Voting Participants under the Credit Agreement defined below.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement defined below.

RECITALS

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of June 2, 2014 (as amended by that certain First Amendment to Credit Agreement, dated as of October 3, 2014, and as may be further amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Lenders and the Voting Participants party to this Amendment, being Lenders and Voting Participants constituting Requisite Lenders, have agreed to amend the Credit Agreement in the manner set forth below in Section 1.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment, each of the Borrower, the Administrative Agent, the Lenders and Voting Participants party hereto, being Lenders and Voting Participants constituting Requisite Lenders, hereby agree as follows:

SECTION 1. Amendment. Upon the effectiveness of the Amendment as provided below, the Credit Agreement is hereby amended as follows:

(A) Subsection 1.1 of the Credit Agreement is hereby amended by adding the following definitions in the proper alphabetical order:

“Pro Forma Basis” means, as of any date, that such calculation shall give pro forma effect to all Material Transactions (and the application of the proceeds from such asset sales or related debt incurrences or repayments) that have occurred during the relevant calculation period and during the period immediately following the applicable date of determination therefor and prior to or simultaneously with the event for which the calculation is made, including pro forma adjustments arising out of events which are attributable to each such Material Transaction, including giving effect to those specified in accordance with the definition of “EBITDA,” in each case as in good faith determined by a Financial Officer of the Borrower, using historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and/or any of its Subsidiaries, calculated as if each such

Material Transaction and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in EBITDA resulting therefrom realized) and incurred or repaid at the beginning of such period.

Whenever pro forma effect is to be given to a Material Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower (including adjustments for costs and charges arising out of or related to the Material Transaction and projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from such Material Transaction that have been or are reasonably anticipated to be realizable, net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations, including during any subsequent periods in which the effects thereof are reasonably expected to be realizable); provided that (i) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA for such period and (ii) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies that are not in accordance with Regulation S-X of the Securities and Exchange Commission shall be subject to the last proviso in clause (A)(7)(b) of the definition of EBITDA.

“Verizon Acquisition” means the acquisition contemplated by that certain Securities Purchase Agreement, dated as of February 5, 2015, by and between the Borrower, as Buyer, and Verizon Communications Inc., as Seller.

(B) The definition of “EBITDA” in Subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“EBITDA” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the period of calculation, the sum of (A) (1) net income or deficit, as the case may be (excluding extraordinary gains, extraordinary non-cash losses, the write up of any assets, and any gain or loss on the sale of assets), (2) total interest expense, (3) depreciation and amortization expense, (4) dividends on preferred stock, (5) accrued income or franchise taxes, federal, state or local (whether paid or accrued as a liability), (6) losses attributable to minority interests, investment losses and non-recurring charges for severance, restructuring and acquisition (including acquisition integration) costs, and (7) cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction (other than the Acquisition) that are (a) permitted under Regulation S-X of the Securities and Exchange Commission or (b) projected by a Financial Officer in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date of such Material Transaction (which will be added to EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that with respect to this clause (A)(7)(b) such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Financial Officer of the Borrower); provided further that, the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction added back pursuant to this clause (A)(7)(b) or the definition of Pro Forma Basis (that are not permitted under Regulation S-X of the Securities and Exchange Commission) in any period of four consecutive fiscal quarters shall not exceed 15% of EBITDA with respect to add-backs in connection with Material Transactions other than the Verizon Acquisition and shall not exceed 20% of EBITDA with respect to add-backs in connection with the Verizon Acquisition provided, for the avoidance of doubt, the aggregate amount of all such add-backs for such Material Transactions and the Verizon Acquisition in any period of four consecutive fiscal quarters shall not exceed 20% of EBITDA, in each case for this clause (A)(7)(b) calculated prior to giving effect to such add-backs added back pursuant to this clause (A)(7)(b) for such period, minus (B) the sum of (i) investment income, (ii) interest income, (iii) dividend and patronage income, (iv) income from unconsolidated subsidiaries, partnerships and joint ventures, and (v) other non-operating income (not otherwise included in clauses (i), (ii), (iii) and (iv)); in all cases in clauses (A) and (B) only to the extent otherwise included in calculating net income or deficit.  For any period of calculation, EBITDA shall be calculated on a Pro Forma Basis to give effect to any applicable Material Transaction.

(C) The definition of “Fee Letter” in Subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Fee Letter” means those certain fee letters dated as of April 29, 2014 and March 5, 2015, each between the Borrower and the Administrative Agent.

(D) The definition of “Total Indebtedness” in Subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus the amount of the unrestricted cash and cash equivalents of the Borrower and its consolidated Subsidiaries in excess of $50,000,000 that would be reflected on such balance sheet; provided,  however, that amounts held in escrow in contemplation of or in connection with the funding of consideration for acquisitions by the Borrower or any Subsidiary shall be considered unrestricted, rather than restricted, cash for purposes of the foregoing.

(E) Clause (D) of Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(D)Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 7.4) or acquired by the Borrower or any Subsidiary that were in effect at the time of such merger, consolidation or acquisition.

SECTION 2.   Condition to Effectiveness.  This Amendment shall be effective upon (a) receipt by the Administrative Agent of an execution counterpart hereto signed by the Borrower, the Administrative Agent and the Requisite Lenders, and (b) receipt by the Administrative Agent, on behalf of the Lenders, of all accrued fees of the Lenders pursuant to that certain Fee Letter, of even date herewith.

SECTION 3. No Novation. This Amendment shall not constitute a novation of the Obligations, the Credit Agreement or any other Loan Document.

SECTION 4.   Effect of Amendment.  All references to the Credit Agreement in the Credit Agreement or in any other Loan Document shall be deemed a reference to the Credit Agreement as amended by this Amendment.  Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Credit Agreement or the other Loan Documents, and the Credit Agreement and the other Loan Documents shall remain in full force and effect.  Except as expressly provided in this Amendment, this Amendment shall be governed by the terms and provisions of the Credit Agreement.  This Amendment shall be considered a “Loan Document” under the Credit Agreement.

SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders as follows:

(A) The Borrower’s execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (i) law, (ii) its constituent documents, or (iii) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (i) or (iii)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Amendment or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Amendment or any other Loan Documents. This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(B) No Governmental Approvals are required in connection with the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations hereunder.

(C)At the time of and immediately after giving effect to this Amendment: (i) the representations and warranties of the Borrower set forth in Article V of the Credit Agreement shall then be true and correct in all material respects, except that such representations and warranties that are qualified in the Credit Agreement by reference to materiality or a Material Adverse Effect shall be true and correct in all respects, as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date) and (ii) no Event of Default or Default shall have occurred and be continuing or would result from the execution and delivery of this Amendment.

SECTION 6.   Expenses.  The Borrower hereby agrees to pay the Administrative Agent on demand, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, including, without limitation, the reasonable and documented fees and expenses of counsel retained by the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Amendment.

SECTION 7.   Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 8.   Governing Law.    This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

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Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION, as Borrower

By:        /s/ John M. Jureller
Name:   John M. Jureller

Title:  Executive Vice President and Chief   Financial Officer

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COBANK, ACB, as Administrative Agent and as a Lender By: /s/ Gary Franke Gary Franke Vice President

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BNP PARIBAS, as a Lender By: /s/ Maria Mulic Name: Maria Mulic Title: Director
By: /s/ Barbara Nash Name: Barbara Nash Title: Managing Director

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FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender By: /s/ Valerie Schanzer Name: Valerie Schanzer Title: Managing Director

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COMPASS BANK, as a Lender By: /s/ Raj Nambiar Name: Raj Nambiar Title: Vice President

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KEYBANK NATIONAL ASSOCIATION, as a Lender By: /s/ Phil Muscato Name: Phil Muscato Title: SVP Commercial Banking

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TD BANK, N.A., as a Lender By: /s/ Shivani Agarwal Name: Shivani Agarwal Title: Senior Vice President

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CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender By: /s/ Kestrina Budina Name: Kestrina Budina Title: Director
By: /s/ Tanya Crossley Name: Tanya Crossley Title: Managing Director

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AGSTAR FINANCIAL SERVICES, FLCA, as a Voting Participant By: /s/ Bob Atwood Name: Bob Atwood Title: Mgr. Agency Desk and Team Leader

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BADGERLAND FINANCIAL, FLCA, as a Voting Participant By: /s/ Anthony G. Endres Name: Anthony G. Endres Title: AVP – Capital Markets

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FARM CREDIT BANK OF TEXAS, as a Voting Participant By: /s/ Nicholas King Name: Nicholas King Title: Vice President

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FARM CREDIT SERVICES OF AMERICA, FLCA, as a Voting Participant By: /s/ Gary Mazour Name: Gary Mazour Title: Vice President

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FARM CREDIT MID-AMERICA, FLCA, as a Voting Participant By: /s/ Tim J. Fraley Name: Tim J. Fraley Title: Senior Credit Officer

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UNITED FCS, FLCA d/b/a FCS COMMERCIAL FINANCE GROUP, as a Voting Participant By: /s/ Lisa Caswell Name: Lisa Caswell Title: Vice President